Exhibit 23.1

W i l l i a m s  &  W e b s t e r,  P. S.
Certified Public Accountants & Business Consultants

Board of Directors
United Mine Services, Inc.
Pinehurst, Idaho

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 21, 2009, on the financial statements of United Mine Services, Inc. as of December 31, 2008 and 2007, and years then ended, and the inclusion of our name under the heading "Experts" in the Form S-1 Registration Statement filed with the Securities and Exchange Commission.

WILLIAMS & WEBSTER, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

May 8, 2009

Bank of America Financial Center		Center for Public Company Audit Firm
601 W. Riverside, Suite 1940, Spokane, WA 99201		Private Companies Practice Section
Phone (509) 838-5111 Fax (509) 838-5114		AICPA, WSCPA
www.williams-webster.com